Exhibit 99.1

HireQuest Reports Financial Results for Fourth Quarter and Year End 2023

GOOSE CREEK, South Carolina – March 21, 2024 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of direct dispatch, executive search, and commercial staffing services, today reported financial results for the fourth quarter and year ended December 31, 2023.

Fourth Quarter 2023 Summary

●	Franchise royalties increased 15.9% to $8.9 million compared to $7.7 million in the prior year period.
●	Total revenue increased 21.3% to $9.8 million compared to $8.0 million in the prior year period. Total revenue in Q4 2023 includes $515,000 of advertising fund revenue for MRINetwork.
●

Selling, general and administrative (“SG&A”) expenses increased 40.2% to $6.6 million compared to $4.7 million in the prior year period. The increase in SG&A is primarily due to a $1.2 million net increase in workers’ compensation expense, the inclusion of MRINetwork’s advertising fund expenses of $515,000, as well as increased expenses to support growth in system-wide sales as a result of organic growth and acquisitions. Excluding workers’ compensation, impairment of notes receivable, and MRINetwork’s advertising fund, SG&A for the quarter would have increased 2.1% to $4.5 million compared to $4.4 million in the prior year period.

●	Income from operations decreased 12.2% to $2.4 million compared to $2.8 million in the prior year period.
●

Net income from continuing operations was $467,000, or $0.03 per diluted share, a decrease of 82.3% compared to net income from continuing operations of $2.6 million, or $0.19 per diluted share in the prior year period, primarily related to increased SG&A expenses and other miscellaneous expenses related to the resale of TEC Staffing Services’ offices to franchisees in the quarter. Net income was $16,000 compared to $2.7 million in the prior year period.

●	Adjusted EBITDA was $4.3 million compared to $4.4 million in the prior year period.

Full Year 2023 Summary

●	Franchise royalties increased 23.9% to $35.8 million compared to $28.9 million in the prior year period.
●	Total revenue increased 22.4% to $37.9 million compared to $31.0 million in the prior year period. Total revenue in 2023 includes $515,000 of advertising fund revenue for MRINetwork.
●

SG&A increased 89.9% to $24.4 million compared to $12.9 million in the prior year period. The increase in SG&A expenses is primarily related to the $5.6 million net increase in workers’ compensation expense, the inclusion of MRINetwork’s advertising fund expenses of $515,000, as well as increased expenses to support growth in system-wide sales and integration expenses related to acquisitions. Excluding workers’ compensation, impairment of notes receivable, and MRINetwork’s advertising fund, SG&A would have increased 36.3% to $19.7 million compared to $14.5 million in the prior year period.

●	Income from operations decreased 33.7% to $10.6 million compared to $16.0 million in the prior year period.
●

Net income from continuing operations was $6.4 million, or $0.47 per diluted share, compared to net income of $12.0 million, or $0.87 per diluted share in the prior year period. Net income was $6.1 million compared to $12.5 million in the prior year period.

●	Adjusted EBITDA was $16.5 million compared to $22.0 million in the prior year period.

System-wide sales for the fourth quarter of 2023 increased to $143.5 million compared to $127.9 million for the same period in 2022. System-wide sales for full year 2023 were $605.1 million compared to $472.2 million in full year 2022, primarily related to the acquisition of MRINetwork, offset by a general decline in system-wide sales from existing operations.

Rick Hermanns, HireQuest’s President and Chief Executive Officer, commented, “Our fourth quarter and full year 2023 results were characterized by the continued execution of our growth strategy and the strength of our business model as we achieved revenue growth and profitability despite the ongoing challenging economic environment for the staffing industry.

“Our bottom line was again impacted by increased workers’ compensation expense in the quarter which increased our SG&A on both a quarterly and full year basis. As a provider of temporary labor and commercial staffing services, workers compensation insurance is an essential component of our business. While this expense increased in 2023, we have taken steps to reduce its potential impact going forward and expect to see those efforts manifest in 2024.”

“We continued our acquisition strategy in 2023 while maintaining our strong balance sheet. The acquisition of TEC Staffing Services in the fourth quarter expanded our Snelling operations in northwest and central Arkansas. As previously mentioned, TEC has been fully integrated and required de minimis additional overhead. We believe TEC royalties will be highly accretive to our results in 2024 and restore some of the operating leverage lost in a challenging staffing economy. Moreover, the integration of MRINetwork is largely complete and the business is demonstrating healthy profitability despite lower revenues as a result of industry headwinds. Overall, we’re pleased with the performance of our acquisition strategy, and we continue to monitor the market for accretive M&A opportunities. We are a more diversified company than five years ago, and we will continue on this path to build resilience into the business.”

Mr. Hermanns concluded, “Our performance in both the fourth quarter and full year of 2023 is a validation of our ability to drive growth and profitability in nearly any economic environment. We’re working diligently to grow our business, controlling what we can control, and reducing our expenses to improve our bottom line. Our focus is on increasing earnings per share, over absolute earnings, and we’re committed to allocating capital to the highest and best risk adjusted return. We believe that HireQuest is well positioned to continue driving long-term value for our shareholders in 2024 and beyond.”

Fourth Quarter 2023 Financial Results

Franchise royalties in the fourth quarter of 2023 were $8.9 million compared to $7.7 million in the prior-year period. Service revenue was $871,000 compared to $378,000 in the prior-year period. Total revenue in the fourth quarter of 2023 was $9.8 million compared to $8.0 million in the year-ago quarter, an increase of 21.3%. Total revenue in the fourth quarter of 2023 included $515,000 of pass-through revenue from the MRINetwork advertising fund.

SG&A expenses in the fourth quarter of 2023 were $6.6 million compared to $4.7 million in the fourth quarter of 2022. The increase in SG&A expenses was primarily related to a $1.2 million increase in workers’ compensation expense, and the inclusion of MRINetwork’s advertising fund expenses of $515,000. Workers' compensation expense was approximately $1.3 million for the fourth quarter of 2023, compared to approximately $166,000 in the fourth quarter of 2022.

Excluding workers’ compensation, impairment of notes receivable, and MRINetwork’s advertising fund, SG&A expenses in the fourth quarter of 2023 would have increased 2.1% year-over-year and represented 49.0% of total revenue, excluding the advertising fund pass-through revenue, for the quarter compared to 53.6% of total revenue in the prior year period. SG&A excluding workers’ compensation, impairment of notes receivable, and MRINetwork’s advertising fund declined both in absolute dollars and relative to total revenue for the third consecutive quarter.

Depreciation and amortization in the fourth quarter of 2023 was approximately $698,000 compared to $544,000 in the fourth quarter of 2022. The increase was primarily due to additional amortization stemming from acquisitions.

Other miscellaneous expense for the fourth quarter of 2023 was approximately $2.0 million, compared to other miscellaneous expense of $26,000 for the fourth quarter of 2022. This increase is related to the resale of offices acquired in the acquisition of TEC Staffing Services to franchisees.

Interest and other financing expense in the fourth quarter of 2023 was approximately $230,000 compared to $112,000 for the fourth quarter of 2022. Interest and other financing expense will fluctuate as the Company utilizes the line of credit for acquisitions or other short-term liquidity needs. Due to the acquisition of MRINetwork in the fourth quarter of 2022, coupled with subsequent working capital needs, and the acquisition of TEC in the fourth quarter of 2023, HireQuest carried a larger balance on its line of credit for the quarter ended December 31, 2023.

Net income from continuing operations in the fourth quarter of 2023 decreased 82.3% to $467,000, or $0.03 per diluted share, compared to net income from continuing operations of $2.6 million, or $0.19 per diluted share, in the fourth quarter last year. Net income was $16,000 compared to $2.7 million in the prior year period.

Adjusted EBITDA for the fourth quarter of 2023 was $4.3 million compared to $4.4 million in the fourth quarter last year.

Full Year 2023 Financial Results

Franchise royalties for the full year of fiscal 2023 were $35.8 million compared to $28.9 million in full year 2022, an increase of 23.9%. Service revenue was $2.1 million in both years. Total revenue was $37.9 million compared to $31.0 million in the full year 2022, an increase of 22.4%. Total revenue in 2023 includes $515,000 of pass-through revenue from the MRINetwork advertising fund.

SG&A expenses for the full year 2023 were $24.4 million compared to $12.9 million in 2022. The increase in SG&A expenses is primarily related to a $5.6 million net increase in workers’ compensation expense throughout the year, increased expenses to support organic and acquired system-wide sales growth, acquisition integration expenses, and the inclusion of MRINetwork’s advertising fund expenses of $515,000. Workers’ compensation expense was approximately $3.7 million in 2023 compared to a net benefit of $1.9 million in the full year 2022.

Excluding workers’ compensation, impairment of notes receivable, and MRINetwork’s advertising fund, SG&A expenses would have increased 36.3% year-over-year and represented 52.8% of total revenue, excluding the advertising fund pass-through revenue, for 2023 compared to 45.8% for the full year 2022.

For the full year of 2023, other miscellaneous expense was approximately $1.7 million, compared to $2.0 million in full year 2022.

Income tax expense was approximately $1.3 million, a net effective tax rate of 17.3%, for the year December 31, 2023. Income tax expense for the prior year period was $1.9 million, a net effective tax rate of 13.7%. The net effective tax rate is primarily driven by the federal Work Opportunity Tax Credit and windfall tax deductions related to stock-based compensation and overall limits on executive compensation.

Net income from continuing operations in the year-to-date period for 2023 was $6.4 million, or $0.47 per diluted share, compared to net income from continuing operations of $12.0 million, or $0.87 per diluted share, in 2022. Net income was $6.1 million compared to $12.5 million in the prior year.

Adjusted EBITDA for the full year of 2023 was $16.5 million compared to $22.0 million in 2022.

Balance Sheet and Capital Structure

Cash was $1.3 million as of December 31, 2023, compared to $3.0 million as of December 31, 2022. Total assets were $103.8 million as of December 31, 2023 compared to $103.3 million as of December 31, 2022. Total liabilities were $41.1 million as of December 31, 2023 compared to $45.0 as of December 31, 2022.

Working capital as of December 31, 2023, was $15.7 million compared to $15.2 million as of December 31, 2022.

At December 31, 2023, assuming continued covenant compliance, availability under the line of credit was approximately $26.2 million based on eligible collateral, less letter of credit reserves, bank product reserves, and current advances.

On March 15, 2024, the Company paid a quarterly cash dividend of $0.06 per share of common stock to shareholders of record as of March 1, 2024. For the full year 2023, the Company paid dividends in the amount of $0.24 per common share. The Company intends to pay a $0.06 cash dividend on a quarterly basis, but the declaration of any dividend and the exact amount each quarter will be based on its business results and financial position, and is subject to board of director discretion.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:	Thursday, March 21, 2024
Time:	4:30 p.m. Eastern time
Toll-free dial-in number:	888-506-0062
International dial-in number:	973-528-0011
Entry Code:	576293

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/50086 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available through Thursday, April 4, 2024.

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 50086

About HireQuest

HireQuest, Inc. is a nationwide franchisor of direct dispatch, executive search, and commercial staffing solutions for HireQuest Direct, HireQuest, Snelling, HireQuest Health, DriverQuest, TradeCorp, MRINetwork, SearchPath Global, and Northbound Executive Search franchised offices across the United States. Through its national network of over 400 franchisee-owned offices across the United States, HireQuest provides employment for approximately 73,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, financial services, and event services. For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions, future revenue or sales and the growth thereof; the results achieved by our workers’ compensation programs; operating results; anticipated benefits of acquisitions, or the status of integration of those entities; the declaration, or not, of future dividends; returns on our capital allocation strategy; and other similar statements. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; economic uncertainty caused by macroeconomic trends including potential inflation or a recessionary environment; uncertainty in the supply chain or economy caused by Russia’s invasion of Ukraine, the war between Israel and Palestine, or other global conflict; the relative success or failure of acquisitions and new franchised offerings; our success in reducing workers’ compensation expenses; the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following any of our various acquisitions; success or failure in determining how to allocate capital; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K and the quarterly reports on Form 10-Q filed thereafter.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Non-U.S. GAAP Financial Measures

This document contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management uses these non-U.S. GAAP measures in its analysis of the Company’s performance. These measures should not be considered a substitute for U.S. GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with U.S. GAAP. Management believes the presentation of non-U.S. GAAP financial measures that exclude the impact of specified items provide useful supplemental information that is essential to a proper understanding of the Company’s financial condition and results. Non-U.S. GAAP measures are not formally defined under U.S. GAAP, and other entities may use calculation methods that differ from those used by us. As a complement to U.S. GAAP financial measures, our management believes these non-U.S. GAAP financial measures assist investors in comparing the financial condition and results of operations of financial institutions due to the industry prevalence of such non-U.S. GAAP measures. See the tables below for a reconciliation of these non-U.S. GAAP measures to the most directly comparable U.S. GAAP financial measures.

Company Contact:

HireQuest, Inc.

David Hartley, Vice President of Corporate Development

(800) 835-6755

Email: cdhartley@hirequest.com

Investor Relations Contact:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

(203) 972-9200

Email: hirequest@imsinvestorrelations.com

- Tables Follow -

HireQuest, Inc.

Consolidated Balance Sheets

(in thousands except par value data)	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash	$1,342	$3,049
Accounts receivable, net of allowance for doubtful accounts	44,394	45,728
Notes receivable	1,788	817
Prepaid expenses, deposits, and other assets	3,283	1,833
Prepaid workers' compensation	646	503
Total current assets	51,453	51,930
Property and equipment, net	4,280	4,353
Workers' compensation claim payment deposit	1,469	1,231
Franchise agreements, net	21,440	23,144
Other intangible assets, net	10,162	10,690
Goodwill	5,870	5,870
Deferred tax asset	325	-
Other assets	102	325
Notes receivable, net of current portion and reserve	7,834	2,675
Intangible assets held for sale - discontinued operations	891	3,065
Total assets	$103,826	$103,283
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$137	$448
Line of credit	14,119	12,543
Term loans payable	514	704
Other current liabilities	2,338	3,408
Accrued payroll, benefits, and payroll taxes	4,286	5,602
Due to franchisees	9,881	9,846
Risk management incentive program liability	565	877
Workers' compensation claims liability	3,871	3,352
Total current liabilities	35,711	36,780
Term loans payable, net of current portion	132	3,291
Workers' compensation claims liability, net of current portion	2,766	2,573
Deferred tax liability	-	60
Franchisee deposits	2,485	2,325
Total liabilities	41,094	45,029
Commitments and contingencies (Note 11)
Stockholders' equity
Preferred stock - $0.001 par value, 1,000 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000 shares authorized; 13,997 and 13,918 shares issued, respectively	14	14
Additional paid-in capital	34,527	32,844
Treasury stock, at cost - 43,849 and 33,092 shares, respectively	(146)	(146)
Retained earnings	28,337	25,542
Total stockholders' equity	62,732	58,254
Total liabilities and stockholders' equity	$103,826	$103,283

HireQuest, Inc.

Consolidated Statement of Income

	Three months ended (unaudited)		Twelve months ended
(in thousands, except per share data)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Franchise royalties	$8,893	$7,671	$35,813	$28,897
Service revenue	871	378	2,069	2,055
Total revenue	9,764	8,049	37,882	30,952
Selling, general and administrative expenses	6,624	4,723	24,448	12,874
Depreciation and amortization	698	544	2,793	2,040
Income from operations	2,442	2,782	10,641	16,038
Other miscellaneous income	(1,997)	(26)	(1,738)	(2,047)
Interest income	67	49	263	247
Interest and other financing expense	(230)	(112)	(1,386)	(368)
Net income before income taxes	282	2,693	7,780	13,870
Provision (benefit) for income taxes	(185)	49	1,345	1,895
Net income from continuing operations	467	2,644	6,435	11,975
Income from discontinued operations, net of tax	(451)	74	(300)	483
Net income	$16	$2,718	$6,135	$12,458

Basic earnings per share
Continuing operations	$0.03	$0.19	$0.47	$0.87
Discontinued operations	(0.03)	0.01	(0.02)	0.04
Total	$-	$0.20	$0.45	$0.91

Diluted earnings per share
Continuing operations	$0.03	$0.19	$0.47	$0.87
Discontinued operations	(0.03)	0.01	(0.02)	0.04
Total	$-	$0.20	$0.45	$0.91

Weighted average shares outstanding (in thousands)
Basic	13,783	13,676	13,733	13,654
Diluted	13,830	13,741	13,801	13,721

HireQuest, Inc.

Non-U.S. GAAP - Reconciliation of Net Income to Adjusted EBITDA

(unaudited)

	Three months ended		Twelve months ended
(in thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income	$16	$2,718	$6,135	$12,458
Interest expense	230	112	1,386	368
Provision for income taxes	(185)	49	1,345	1,895
Depreciation and amortization	698	544	2,793	2,040
EBITDA	759	3,423	11,659	16,761
WOTC related costs	122	150	461	601
Non-cash compensation	555	479	1,483	1,673
Acquisition related charges, net	2,618	262	2,344	2,660
Impairment of notes receivable	240	117	540	350
Adjusted EBITDA	$4,294	$4,431	$16,487	$22,045

HireQuest, Inc.

Supplemental Metrics – SG&A Breakdown

(unaudited)

	Three months ended		Twelve months ended
(in thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Core SG&A	$4,534	$4,440	$19,715	$14,469
Net workers' compensation expense (benefit)	1,335	166	3,678	(1,945)
Impairment of notes receivable	240	117	540	350
MRINetwork advertising fund expenses	515	-	515	-
SG&A	$6,624	$4,723	$24,448	$12,874